CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 24, 2016, relating to the financial statements and financial highlights which appear in the August 31, 2016 annual reports to shareholders of Liquid Assets Portfolio, STIC Prime Portfolio, Treasury Portfolio, Government & Agency Portfolio, Treasury Obligations Portfolio (formerly Government TaxAdvantage Portfolio) and Tax-Free Cash Reserve Portfolio (the portfolios constituting Short-Term Investments Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Financial Statements” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 13, 2016